Exhibit 10.9	Amendment to 2006 Stock Compensation Plan

AMENDMENT TO 2006 STOCK
COMPENSATION PLAN (THE “PLAN”)

          On December 15, 2008, the Board of Directors of the Corporation approved the following amendment to The Plan:

          (i)          The last sentence of Section 8.1 was amended by the insertion of “(i)” prior to the words “no modification” and by the addition of the following at the end of that sentence: “and (ii) no Option or Stock Appreciation Right shall be modified, extended or renewed if such modification, extension or renewal would result in a violation of Section 409A of the Code.”

          (ii)          Section 10.7 was amended by the addition of the following sentence at the end thereof: “In no event shall the Committee make any determination, or take any action, under this Section 10.7 which would result in a violation of Section 409A of the Code.”

          (iii)          The last sentence of Section 13.1 was amended by the deletion of the words “rules adopted by the Committee” and the substitution of the following therefor: “the terms of the applicable Award Agreement.”

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